U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: January 3, 2003



                              ZKID NETWORK COMPANY
--------------------------------------------------------------------------------
             (Exact Name of registrant as specified in its Charter)




         Nevada                     0-29981                    91-2027724
------------------------    ------------------------    ------------------------
(State of Incorporation)       Commission File No.           (IRS Employer
                                                           Identification No.)



445 West Erie St., Suite 106 B, Chicago, IL              60610
-------------------------------------------          -------------
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, (   847   )    562    -    9596
                                ---------  ---------   ---------




                     (Registrant's former name and address)

Item 5.  OTHER EVENTS.

(a) On December 13, 2002, the board of directors authorized the issuance of common stock as follows:

         The Company  authorized the issuance of 46,666,667 common shares to Jon
A. Darmstadter as repayment of $700,000 of Company debt owed to him.

         The Company authorized the issuance of 6,666,667 common shares to Donald Weisberg as repayment of $100,000 of Company debt owed to him.

         These shares were authorized for issuance at a share price of One and one-half ($0.015) cents. These shares, when issued, will have been issued in non-public private transactions under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). These shares will be deemed restricted securities and not be available for public resale absent registration or exemption from the registration requirements of the Act.

         These shares were issued on December 20, 2002 and bring the Company's total issued and outstanding common stock to 91,317,209.

(b) Security Ownership of Management. Based on 96,317,209 as of December 20, 2002. Mr. Darmstadter is the holder of 1,000,000 Preferred shares which are presently convertible into 5,000,000 common shares. This 96,317,209 share figure reflects these 5,000,000 shares in the total issued and outstanding figure even though no conversion has taken place.

         Table 2.

         (1)                (2)                      (3)                  (4)
Title of Class    Name and Address        Amount and Nature    Percent of Class

Common            Jon A. Darmstadter      *71,666,667                 74.0
                  Director, CEO

Common            Donald Weisberg          11,416,667                 12.0
                  Director, President

Common            All Directors
                  /Officers Group          83,083,334                 86.0%

Preferred         Jon A. Darmstadter      **1,000,000                100.0%

* Mr. Darmstadter is the holder of 1,000,000 Preferred shares which are convertible into 5,000,000 common shares. The figure above reflects the 5,000,000 common shares in his ownership figure even though no conversion has taken place.

** The preferred shares have thirty (30) votes per share.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               ZKID NETWORK COMPANY
Dated: January 3, 2003

                                                 /s/ Jon A. Darmstadter
                                               ------------------------------
                                               By: Jon A. Darmstadter
                                               Title: Chief Executive Officer